The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asset to which the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the Underlying Ass et of 500% and a minimum exposure to the Underlying Asset of 0%. Since February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset has been an unfu nde d position in the Invesco QQQ Trust SM , Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. Pr ior to the Amendment Effective Date, the Underlying Asset was an unfunded rolling position in E - Mini Nasdaq - 100 futures. The Index is subject to a 6. 0% per annum daily deduction, and the performance of the Underlying Asset is subject to a notional financing cost deducted daily. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq - 100 Index ® . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily, and the performance of the QQQ Fund is subject to a notional financing cost that accrues daily. Upside Leverage Factor: 3.00 Buffer Amount: 15.00% Pricing Date: November 24, 2026 Review Date: November 30, 2027 Observation Date: November 24, 2031 Maturity Date: November 28, 2031 CUSIP: 46661QH57 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46661QH57/doctype/Product_Termsheet/document .pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amo unt note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the not es, please see the hyperlink above. You may lose some or most of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan C has e Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of the Index on the Review Date is greater than or equal to the Call Value, the notes will be automatica lly called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes. If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at ma tur ity if the Final Value is greater than the Initial Value. Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index. Payment At Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, your payment at maturi ty per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return î Upside Leverage Factor) If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Va lue by up to the Buffer Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Am oun t, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Index Return + Buffer Amount)] If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Am oun t, you will lose some or most of your principal amount at maturity. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5y Auto Callable Buffered Return Enhanced Notes linked to the MerQube US Tech+ Vol Advantage Index North America Structured Investments Call Premium* Call Value At least 36.25% 100.00% of the Initial Value Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity** Total Return at Maturity if not Automatically Called Total Return at Review Date* Index Return at Review Date / Observation Date 195.00% 36.25% 65.00% 150.00% 36.25% 50.00% 120.00% 36.25% 40.00% 90.00% 36.25% 30.00% 60.00% 36.25% 20.00% 30.00% 36.25% 10.00% 15.00% 36.25% 5.00% 0.00% 36.25% 0.00% 0.00% N/A - 5.00% 0.00% N/A - 10.00% 0.00% N/A - 15.00% - 5.00% N/A - 20.00% - 15.00% N/A - 30.00% - 25.00% N/A - 40.00% - 45.00% N/A - 60.00% - 65.00% N/A - 80.00% - 85.00% N/A - 100.00% Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. N/A – indicates that the notes would not be called and no payment would be made. * Reflects a Call Premium of 36.25% per annum. The Call P remium will be determined on the Pricing Date and will not be less than 36.25% per annum. ** The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated November 3, 2026 Rule 424(b)(3) Terms supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product suppleme nt no. 3 - I dated April 17, 2026 and the underlying supplement no. 5 - I dated April 17, 2026

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • The level of the Index will include the deduction of a notional financing cost. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets. • If the notes are automatically called, the appreciation potential of the notes is limited to the Call Premium Amount paid on the notes. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube (the “Index Sponsor”) in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Risks Relating to the Index • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be adversely affected by a “volatility drag” effect. • The Index may be significantly uninvested. • An investment in the notes will be subject to risks associated with non - U.S. securities. • The QQQ Fund is subject to management risk. • The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per share. • Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not indications of its future performance. • The Index was established on June 22, 2021 and may perform in unanticipated ways. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5y Auto Callable Buffered Return Enhanced Notes linked to the MerQube US Tech+ Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.